Our site is unavailable at the moment

Please wait a moment and try again.
If you're seeing this a lot, check Twitter for status updates.

Your error ID is 5243723883c7428ea61b4805e901e27e.

For help, email team@netcapital.com.

hello@netcapital.com

+1 (617)-231-9270